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                                                                    EXHIBIT 5.01


                           [Letterhead of AT&T Corp.]


                               February 11, 2000


AT&T Corp.
32 Avenue of the Americas
New York, New York  10013

Dear Sirs:

     With reference to the registration statement on Form S-4 (the "Registration Statement") that AT&T Corp. (the "Company") proposes to file with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the 5,459,508 shares of the Company's Class A Liberty Media Group common stock, par value $1.00 per share (the "Liberty Media Group Common Stock"), to be issued pursuant to the Agreement and Plan of Merger, dated as of December 6, 1999, among the Company, D-Group Merger Corp., Liberty Media Corporation and Four Media Company, I am of the opinion that:

     1. the Company is a duly organized and validly existing corporation under the laws of the State of New York;

     2. the issuance of the Liberty Media Group Common Stock has been duly authorized by appropriate corporate action of the Company; and

     3. when the Liberty Media Group Common Stock has been issued and delivered pursuant to a sale in the manner described in the Registration Statement, such Liberty Media Group Common Stock will be validly issued, fully paid and non-assessable.

     I hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the filing of the Registration Statement. I also consent to the making of the statement with respect to me in the related Proxy Statement/Prospectus under the heading "Legal Matters."

                                        Very truly yours,



                                        /s/ ROBERT S. FEIT
                                        ------------------------------------
                                        Robert S. Feit
                                        General Attorney and Assistant Secretary